EXHIBIT 99.1
SWIFT TRANSPORTATION COMPANY REPORTS FIRST QUARTER
FINANCIAL AND OPERATING RESULTS
•	Operating Revenue Increases $104.1 Million or 15.9%, Over 2010 First Quarter
•	Operating Income Increases $23.5 Million, or 101.5%, while Adjusted Operating Income* Increases $14.9 Million, or 46.7%, from 2010 First Quarter
•	Operating Ratio Improves 270 basis points, while Adjusted Operating Ratio* Improves 190 Basis Points from 2010 First Quarter
(* 2011 and 2010 results adjusted as detailed below.)

	Three Months Ended March 31,
	2011	2010	Change
	(Unaudited)
	($ in millions, except per share data)
Operating revenue	$758,889	$654,830	15.9%

Revenue excluding fuel surcharge revenue	$621,072	$566,014	9.7%

Operating Income	$46,729	$23,193	101.5%
Adjusted Operating Income	$46,729	$31,849	46.7%

Operating Ratio	93.8%	96.5%	270	bps
Adjusted Operating Ratio	92.5%	94.4%	190	bps

Diluted EPS	$0.02	$(0.88)	$0.90
Adjusted EPS	$0.06	$(0.38)	$0.44
Phoenix, AZ — April 25, 2011 — Swift Transportation Company (NYSE: SWFT), a multi-faceted transportation services company and the largest truckload carrier in North America, today reported adjusted diluted earnings per share, or Adjusted EPS, of $0.06 per share for the first quarter ended March 31, 2011, compared to an adjusted loss of $0.38 per share in the same quarter of 2010. Diluted earnings per share in accordance with GAAP for the first quarter of 2011 and 2010 was $0.02 per share and a loss of $0.88 per share, respectively. A reconciliation of GAAP results to non-GAAP results, as adjusted to exclude certain non-cash or special items, is provided at the end of this release.
Operating revenue for the first quarter of 2011 increased 15.9% over the first quarter of 2010. Excluding fuel surcharge revenue, revenue increased 9.7% over the first quarter of 2010, driven by a 5.9% increase in trucking volumes and a 4.0% increase in average trucking rates. These increases contributed to a 5.6% increase in productivity, measured by weekly trucking revenue per tractor in the 2011 quarter over the 2010 quarter.
The increases in utilization and pricing were the primary reasons for the 270 basis point improvement in Operating Ratio and the 190 basis point improvement in Adjusted Operating Ratio. We also experienced a reduction in depreciation expense as a result of the incremental depreciation charge in the prior year quarter on trailers identified for scrap as well as delayed replacements on a portion of our tractor fleet, resulting in a lower depreciable basis which is also being spread over an extended life. This aging of the tractors also led to an increase in our maintenance expense, which partially offset the depreciation reductions.

Jerry Moyes, Chief Executive Officer, commented, “I am proud of the tremendous effort of our people this quarter and our ability to trim 190 basis points from our Adjusted Operating Ratio in spite of the unusually harsh winter weather in many parts of the country and sharply rising fuel costs which negatively impacted both our volumes and operating costs for the quarter. While our volumes were up over the prior year, the severe weather and softer than anticipated demand in the West hampered our ability to achieve the level of growth we had planned. Our utilization and pricing continue to improve as capacity remains tight, further supported by strengthening demand exiting the quarter.”
Net income in accordance with GAAP for the first quarter of 2011 was $3.2 million, or $0.02 per diluted share, compared to a net loss of $53.0 million, or $0.88 per share, in the first quarter of the prior year. The results in accordance with GAAP for the first quarter of 2011 include non-cash charges of $4.4 million pre-tax for the amortization of certain intangible assets recorded in our 2007 going-private transaction and $4.7 million pre-tax in derivative interest expense for the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated in December 2010. The results in accordance with GAAP for the first quarter of 2010 include non-cash charges of $5.2 million pre-tax for the amortization of the same intangibles, as well as $11.1 million pre-tax in derivative interest expense for the change in market value of the interest rate swaps. The results for the first quarter of 2010 also include a $1.3 million impairment charge for trailers and $7.4 million in incremental depreciation expense related to approximately 7,000 trailers which management decided during the 2010 quarter to scrap over the next few years.
We will be filing a Current Report on Form 8-K with the Securities and Exchange Commission to include this press release as well as other supplemental financial information and operating statistics subsequent to the issuance of this press release.
In this press release, in addition to the GAAP results, we present financial results excluding the impact of some or all of the above items in measures such as adjusted operating income and operating ratio, and adjusted EPS. Such measures are not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The calculation of each measure, including a reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.
Conference Call and Web Cast
Swift will hold a live conference call with a slide presentation to discuss these results at 1:00 p.m. Eastern time on Tuesday, April 26, 2011. Participants may access the call using the following dial-in numbers: U.S./Canada: (866) 379-9391; International/Local: (706) 634-0901; Confirmation ID: 60469793. The slides presented during the call, as well as a link for the replay, will be available via our investor relations website: http://ir.swifttrans.com/ under the Event Calendar section.
General Information
Swift is based in Phoenix, Arizona. As of March 31, 2011, Swift operated a tractor fleet of approximately 16,100 units comprised of 12,100 tractors driven by company drivers and 4,000 owner-operator tractors, a fleet of 49,400 trailers, and 5,000 intermodal containers from 34 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated, and cross-border U.S./Mexico truckload services through dry van, temperature-controlled, flatbed, and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as “anticipates,” “believes,” “estimates, “plans,” “projects,” “expects,” “intends,” “will,” “could,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements include, but are not limited to, statements concerning our optimism for 2011 as the result of strengthening demand. Such statements are based upon the current beliefs and expectations of Swift’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
The factors that we believe could affect our results include, but are not limited to: the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; the direction and duration of any pricing trends, rates and volumes; assumptions regarding demand; any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; our ability to sustain cost savings realized as part of our recent cost reduction initiatives; our ability to achieve our strategy of growing our revenue; our history of net losses; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; our significant ongoing capital requirements; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; the costs of environmental and safety compliance and/or the imposition of liabilities under environmental and safety laws and regulations; difficulties in driver recruitment and retention; increases in driver compensation to the extent not offset by increases in freight rates; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes; potential failure in computer or communications systems; our labor relations; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; compliance with federal securities laws; and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business.
A more detailed discussion of factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Contact Info:
Jason Bates, Vice President Finance, and Investor Relations Officer
or
Ginnie Henkels, Executive Vice President and Chief Financial Officer
Office: 602-269-9700

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended March 31,
	2011	2010
	(Amounts in thousands, except per share data)
Operating revenue	$758,889	$654,830

Operating expenses:
Salaries, wages and employee benefits	195,476	177,803
Operating supplies and expenses	57,104	47,830
Fuel	150,281	106,082
Purchased transportation	194,037	175,702
Rental expense	17,989	18,903
Insurance and claims	22,725	20,207
Depreciation and amortization of property and equipment	50,358	60,019
Amortization of intangibles	4,727	5,478
Impairments	—	1,274
Gain on disposal of property and equipment	(2,255)	(1,448)
Communication and utilities	6,460	6,422
Operating taxes and licenses	15,258	13,365

Total operating expenses	712,160	631,637

Operating income	46,729	23,193

Other (income) expenses:
Interest expense	37,501	62,596
Derivative interest expense	4,680	23,714
Interest income	(467)	(220)
Other	(511)	(371)

Total other (income) expenses, net	41,203	85,719

Income (loss) before income taxes	5,526	(62,526)
Income tax expense (benefit)	2,321	(9,525)

Net income (loss)	$3,205	$(53,001)

Basic earnings (loss) per share	$0.02	$(0.88)

Diluted earnings (loss) per share	$0.02	$(0.88)

Shares used in per share calculations
Basic	138,127	60,117

Diluted	138,900	60,117

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended
	March 31,
	2011	2010

Diluted earnings (loss) per share	$0.02	$(0.88)

Adjusted for:
Income tax expense (benefit)	0.02	(0.16)

Income (loss) before income taxes	0.04	(1.04)

Non-cash impairments(b)	—	0.02
Other unusual non-cash items(c)	—	0.12
Mark-to-market adjustment of interest rate swaps(d)	—	0.19
Amortization of certain intangibles(e)	0.03	0.09
Amortization of unrealized losses on interest rate swaps(f)	0.03	—

Adjusted income (loss) before income taxes	0.10	(0.62)
Provision for income tax (benefit) expense at normalized effective rate	0.04	(0.24)

Adjusted EPS	$0.06	$(0.38)

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other unusual non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes at 39%, our normalized effective tax rate; (3) divided by weighted average diluted shares outstanding. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)	Revenue equipment with a carrying amount of $3.6 million was written down to its fair value of $2.3 million, resulting in an impairment charge of $1.3 million in the first quarter of 2010.

(c)
Incremental pre-tax depreciation expense of $7.4 million reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(d)
Mark-to-market adjustment of interest rate swaps of $11.1 million reflects the portion of the change in fair value of these financial instruments which was recorded in earnings in the first quarter of 2010 and excludes the portion recorded in accumulated other comprehensive income under cash flow hedge accounting.

(e)
Amortization of certain intangibles reflects the non-cash amortization expense of $4.4 million and $5.2 million for the three months ended March 31, 2011 and 2010, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(f)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $4.7 million for the three months ended March 31, 2011 comprised of previous losses recorded in accumulated other comprehensive income related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	Three Months Ended March 31,
	2011	2010
	(Dollars in thousands)
Operating revenue	$758,889	$654,830
Less: Fuel surcharge revenue	137,817	88,816

Revenue excluding fuel surcharge revenue	621,072	566,014

Operating expenses	712,160	631,637
Adjusted for:
Fuel surcharge revenue	(137,817)	(88,816)
Non-cash impairments	—	(1,274)
Other items	—	(7,382	) (b)

Adjusted operating expenses	574,343	534,165

Adjusted operating income	$46,729	$31,849

Adjusted Operating Ratio (c)	92.5%	94.4%
Operating Ratio	93.8%	96.5%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharge revenue, (ii) non-cash impairment charges, (iii) certain other items, and (iv) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue. We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments and other unusual items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
Incremental pre-tax depreciation expense reflecting management’s revised estimates regarding salvage value and useful lives for approximately 7,000 dry van trailers, which management decided during the first quarter of 2010 to scrap over the next few years.

(c)
We have not included adjustments to Adjusted Operating Ratio to reflect the non-cash amortization expense of $4.4 million and $5.2 million during the three months ended March 31, 2011 and 2010, respectively, relating to certain intangible assets identified in our 2007 going private transaction.